UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

                                    FORM 3

                          OMB APROVAL
                          OMB NUMBER:  3235-0104
                          Expires: September 30, 1998
                          Estimated average burden
                          hours per response........0.5

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935
or Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)

1. Name and Address of Reporting Person*

   Stone                            Roger                          W.
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     (Last)                         (First)                      (Middle)

   150 North Michigan Avenue
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                                   (Street)

   Chicago                         Illinois                           60601
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     (City)                         (State)                           (Zip)


2.   Date of Event Requiring Statement (Month/Day/Year)

     11/18/98
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3.   IRS or Social Security Number of Reporting Person (Voluntary)


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4.   Issuer Name and Ticker or Trading Symbol

     Smurfit-Stone Container Corporation; "SSCC"
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5.   Relationship of Reporting Person(s) to Issuer   (Check all applicable)

     X  Director                                          10% Owner
    ---                                               ---

     X  Officer (give title below)                        Other (specify below)
    ---                                               ---
    President/Chief Executive Officer
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6.   If Amendment, Date of Original (Month/Day/Year)

     11/27/98
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7.  Individual or Joint/Group Filing (Check Applicable Line)

 X   Form filed by One Reporting Person
----

     Form filed by More than One Reporting Person
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             Table I Non-Derivative Securities Beneficially Owned


1.   Title of Security                            2. Amount of Securities     3. Ownership         4.   Nature of Indirect
     (Instr. 4)                                      Beneficially Owned          Form: Direct           Beneficial Ownership
                                                     (Instr. 4)                  (D) or Indirect        (Instr. 5)
                                                                                 (I)(Instr. 5)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                                      997,808*                    D
Common Stock                                      124,062                     I                    For his wife



               Table II Derivative Securities Beneficially Owned
        (e.g., puts, calls, warrants, options, convertible securities)



1.   Title of Derivative           2. Date Exercisable          3.   Title and Amount of     4. Conver-    5. Owner-    6. Nature
     Security (Instr. 4)              and Expiration                 Securities Underlying      sion or       ship         of In-
                                      Date (Month/Day/ Year)         Derivative Security        Exercise      Form of      direct
                                      -------------------------         (Instr. 4)              Price of      Deriv-       Bene-
                                      Date           Expira-       -------------------------    Derivative    ative        ficial
                                      Exer-          tion             Title           Amount    Security      Security:    Owner-
                                      cisable        Date                             or                      Direct       ship
                                                                                      Number                  (D) or      (Instr.
                                                                                      of                      Indirect     5)
                                                                                      Shares                  (I)
                                                                                                              (Instr.
                                                                                                              5)
-----------------------------------------------------------------------------------------------------------------------------------
Option to purchase                 11/18/98       1/23/05       Common Stock          170,676   $18.18       D
Option to purchase                 11/18/98        5/9/05       Common Stock           29,007   $19.82       D
Option to purchase                 11/18/98       1/22/06       Common Stock          276,051   $13.51       D
Option to purchase                 11/18/98       1/27/07       Common Stock          283,301   $14.14       D
Option to purchase                 11/18/98       1/19/08       Common Stock          297,000   $11.87       D


Explanation of Responses:

*Correction to original filing


  /s/ Craig A. Hunt                                            12/9/98
-------------------------------                        ------------------------
**Signature of Reporting Person                                 Date

Craig A. Hunt, Attorney-in-
fact for Roger W. Stone

**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently
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